Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE

Contact: Steve Costello: (802) 747-5427 work    (802) 742-3062 pager
For Immediate Release: Feb. 17, 2011

CVPS names Larry Reilly to be next president
Larry Reilly, former president of distribution companies at New England Electric System and executive vice president at National Grid, will be the next president and chief executive officer of Central Vermont Public Service (NYSE-CV).

Bob Young, who as president led Central Vermont Public Service through a cultural, service and environmental transformation, announced his planned retirement in July 2010 effective May 3, 2011.  Reilly will begin as president and CEO on March 1 and will report to Young, who has been named executive chairman of the company, until May to allow for an orderly transition.

“We are thrilled to have found a leader with the depth and breadth of utility experience that Larry possesses,” said William Sayre, the lead member of the CVPS board, in announcing the appointment.  “Larry has spent his entire professional career in the utility business in New England and has demonstrated skill and integrity, which will be critical to leading CVPS over the next few years.

“He has wide-ranging and deep experience working in multiple regulatory jurisdictions and on acquisitions, generation and utility legal issues,” Sayre said.  “Under Bob Young’s leadership, CVPS transformed into one of the most respected small utilities in the industry and one of the most trusted companies in the nation.  We are confident that Larry will continue to uphold the high standards and values that Bob has instilled in the company, and continue our growth and commitment to Vermont.”

“I’ve been impressed with CVPS for years, and I am excited to join the company,” Reilly said.  “I am heartened by the quality of people, the devotion to customers and community, and the commitment to clean energy and the environment, which seem to be ingrained in the company’s DNA.  I’m also impressed with the company’s plans for CVPS SmartPower™, which will have significant benefits for customers, the environment, reliability and the integration of even more renewable energy.

“CVPS has been quite successful in many ways in recent years, and I look forward to becoming a part of that success,” Reilly said.  “CVPS has managed to provide very competitive rates while maintaining an unwavering commitment to doing what’s right for customers, despite a tough economy.  The company managed to provide exceptional customer service and instill confidence in employees despite three of the most devastating storms in company history since 2007.  And CVPS became an industry leader with CVPS Cow Power™ and innovative forestry practices that earned national acclaim despite being one of the nation’s smallest investor-owned utilities.

“CVPS is somewhat of an anomaly in the utility business,” Reilly said.  “It’s a small company that has managed to provide a solid economic value to shareholders and customers, even as it has gone beyond the expected to protect the environment, treat customers well, and provide exceptional service.  My task will be to build on the legacy Bob Young and CVPS’s 517 employees have created.”

Sayre praised Young, who navigated the company through several difficult years and challenges.  When Young became president at the end of 1995, CVPS faced a national push toward utility restructuring; rate pressures weighed heavily; employee numbers were high and morale was low; CVPS was often perceived as out of touch with Vermont values; and regulatory conflicts were common.

“Bob dedicated every day to our shareholders, customers and the state of Vermont,” Sayre said.  “He rebuilt this company and its reputation, revitalized its workforce, improved service quality and made it one of the most cost-effective utilities in the Northeast.”

Young, who will turn 64 this summer, joined CVPS as vice president of finance and administration in 1987.  He was promoted to senior vice president of finance and administration and chief financial officer in 1988; executive vice president and chief operating officer in 1993; and president and CEO in December 1995.  He has served as chairman of the board since 2009.  Young began his career at Bechtel Power Corp in 1970.  He later worked for Bay State Gas Co., Arlington Exploration Company and Arthur D. Little Inc. before joining CVPS.

Since 2008, Reilly, 55, has provided energy consulting services independently.  He has assisted utilities and regulators in the nation of Jordan under a contract funded by the U.S. Agency of International Development; served as an advisor to GroundedPower, a startup smart grid company; and consulted for NuGen Capital Management LLC,  which develops, installs, and owns large-scale (1 to 10 megawatt) rooftop and ground-mount solar systems.  Since 1997, he has served as vice chair of the Massachusetts Technology Collaborative, a quasi-public entity that fosters a more favorable environment for the formation, retention and expansion of technology-related enterprises in Massachusetts.

Reilly served National Grid USA and various subsidiaries from 1982 to 2008 in a succession of positions of increasing responsibility.  He began as an attorney at New England Electric System (NEES) in Westborough, Mass., and later served as counsel at its Rhode Island subsidiary, Narragansett Electric, from 1987 to 1990; vice president and director of rates at NEES from 1990 to 1996; president of the NEES electric distribution companies in Massachusetts, Rhode Island and New Hampshire from 1996 to 2001; executive vice president and general counsel of National Grid USA from 2001 to 2007 following United Kingdom-based National Grid Plc’s acquisition of NEES; and executive vice president, legal and regulation, at National Grid USA in 2007 and 2008.

Reilly holds a bachelor’s degree in geography from the State University of New York at Albany; a law degree from the Boston University School of Law; and a master’s degree in city and regional planning from Harvard University.

Statements contained herein that are not historical fact are forward-looking statements within the meaning of the ‘safe-harbor’ provisions of the Private Securities Litigation Reform Act of 1995.  Whenever used in this document and the attached exhibits, the words “estimate,” “expect,” “believe,” or similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements.  Actual results will depend upon, among other things, the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale power markets, our ability to maintain our current credit ratings, the performance of our unregulated business, and other considerations such as the operations of ISO-New England, changes in the cost or availability of capital, authoritative accounting guidance, and the effect of the volatility in the equity markets on pension benefit and other costs.  We cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.